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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

       ROBERTS                     RICHARD                           S.
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        (Last)                      (First)                        (Middle)

                            21361 Clappertown drive
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                                   (Street)

        Ashburn                       VA                             20147
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

                CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)

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4.  Statement for Month/Year

                7/02
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director                            [_] 10% Owner
    [_] Officer (give title below)          [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check applicable line)

    [_]  Form filed by one Reporting Person
    [_]  Form filed by more than one Reporting Person
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         Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (mm/dd/    (Instr. 8)                                        Owned at             Direct        Bene-
                         yy)     -----------------------------------------------      End of               (D) or        ficial
                                                                                      Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (b)                                         (Instr. 4)    (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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Director Stock                       $16.26               7/2/02               A                        1,500

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                               6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
                                  cisable Bene-     Underlying Securities        of          of Deriv-        ship
                                  ficial and        (Instr. 3 and 4)             Deriv-      ative            Form
                                  Expiration                                     ative       Secur-           of De-
                                  Date (Month/                                   Secur-      ities            rivative
                                  Day/ Year)                                     ity         Bene-            Security
                                  (Instr. 4)                                     (Instr.     ficially         Direct (D)
                                --------------------------------------------     5)          Owned            Indirect (A)
                                Date     Expira-              Amount or                      at End           (Instr. 4)
                                Exer-    tion         Title   Number of                      of
                                cisable  Date                 Shares                         Month
                                                                                             (Instr. 4)
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                                7/2/02   7/2/12    Common Stock   1,500                       1,500                D

                           (Print or Type Responses)

(Form 4-07/98)                                                 (Over)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       /s/ Richard S. Roberts              8/2/02
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**Signature of Reporting Person             Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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